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                                                                     EXHIBIT 4.4

                                 BUY-OUT OPTION


This buy-out option is between _______________________ and Amerivision Communications, Inc.

__________________ is a purchaser of ___________ shares of common stock at a purchase price of ____________ per share on ________________________.

AmeriVision Communications, Inc. will buy back the stock purchased by the above shareholder in the following manner:

         1) AmeriVision stock held for a minimum of six months to one year will receive a 12% return.

         2) AmeriVision stock held from one year to 18 months will receive a 15% return.

         3) AmeriVision stock held for 18 months to 24 months will receive a 18% return.


Any stock held for 24 months minimum will be bought back by AmeriVision at the last highest price it was sold to an investor.



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Date                                        Tracy Freeny, President
                                            AmeriVision Communications, Inc.


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Witness